Exhibit 99.1

FINANCIAL NEWS

SANMINA-SCI REPORTS FOURTH QUARTER AND FISCAL YEAR END RESULTS

San Jose, CA — October 30, 2012.  Sanmina-SCI Corporation (“Sanmina-SCI” or the “Company”) (NASDAQ GS: SANM), a leading integrated manufacturing solutions company, today reported financial results for the fourth quarter and fiscal year ended September 29, 2012.

Fourth Quarter Fiscal 2012 Summary

•            Revenue of $1.58 billion

•            GAAP operating margin 2.0 percent

•            GAAP diluted earnings per share of $1.96, includes non-recurring tax benefit of $1.90(1)

•            Non-GAAP(2) operating margin of 3.5 percent

•            Non-GAAP diluted earnings per share of $0.46

Fiscal Year 2012 Summary

•            Revenue of $6.09 billion

•            GAAP diluted earnings per share of $2.16, includes non-recurring tax benefit of $1.90(1)

•            Non-GAAP diluted earnings per share of $1.26

Revenue for the fourth quarter was $1.58 billion, compared to $1.55 billion in the prior quarter and $1.70 billion for the same period of fiscal 2011.  Revenue for fiscal year ended September 29, 2012 was $6.09 billion, down 7.7 percent compared to $6.60 billion for the fiscal year ended October 1, 2011.

GAAP operating income in the fourth quarter was $32.2 million or 2.0 percent of revenue, compared to $53.5 million or 3.2 percent of revenue for the same period a year ago.  GAAP operating income for fiscal year 2012 was $137.5 million, compared to $212.0 million in fiscal year 2011.  GAAP net income in the fourth quarter was $164.2 million, compared to $18.1 million for the same period a year ago.  GAAP diluted earnings per share for the quarter was $1.96, compared to $0.22 in the same period a year ago.  GAAP net income for fiscal year 2012 was $180.2 million, compared to $68.9 million in fiscal year 2011.  GAAP diluted earnings per share was $2.16, compared to $0.83 in fiscal year 2011.

Non-GAAP operating income in the fourth quarter was $56.0 million or 3.5 percent of revenue, compared to $70.4 million or 4.1 percent of revenue for the same period a year ago.  Non-GAAP operating income for the full fiscal year was $194.8 million, compared to $257.9 million for fiscal year 2011.  Non-GAAP net income in the fourth quarter was $38.0 million, compared to $38.7 million for the same period a year ago.  Non-GAAP diluted earnings per share was $0.46, compared to $0.47 in the fourth quarter 2011.  Non-GAAP net income for the full fiscal year was $105.3 million, compared to $136.0 million for fiscal year 2011.  Fiscal year 2012 non-GAAP diluted earnings per share was $1.26, compared to $1.64 in fiscal 2011.

Cash and cash equivalents for the quarter ended September 29, 2012 were $409.6 million.  Cash flow from operations was $121.1 million for the quarter and $215.4 million for the full year.  Inventory turns were 7.1x.  Cash cycle days were 51.9 days.

“I am pleased with our fourth quarter results and what we accomplished in fiscal 2012 despite the challenging economic environment.   Modest revenue growth and expanded operating margins in the quarter were in line with our expectations. We generated very strong cash flow from operations of $121 million for the quarter and $215 million for the fiscal year,” stated Jure Sola, Chairman and Chief Executive Officer.

“We continue to invest in leading technology, products and services which offer a distinct advantage to our customers.  We have the right strategy in place, with a strong customer base and we are uniquely positioned for the future,” Sola continued.

“Our first quarter fiscal 2013 guidance reflects continued uncertainty in the market.  Though the macro-environment is challenging, we have taken action to position us for improved performance in fiscal 2013,” concluded Sola.

First Quarter Fiscal 2013 Outlook

The following forecast is for the first fiscal quarter ending December 29, 2012.  These statements are forward-looking and actual results may differ materially.

•                  Revenue between $1.5 billion to $1.55 billion

•                  Non-GAAP diluted earnings per share between $0.31 to $0.37

Restructuring Activities

Sanmina-SCI also announced a restructuring plan which impacts two of its manufacturing facilities.  This action will improve the Company’s operational cost structure, flexibility and capacity utilization.  As a result of this plan, the Company has recorded charges in its fourth quarter of approximately $11.9 million, consisting of severance pay for affected employees and related asset impairments.  A total of $9.3 million of such expenses are expected to be cash and $2.6 million are expected to be non-cash in nature.  Sanmina-SCI expects to complete the actions being taken under the plan in fiscal 2013.  The Company will continue to evaluate its plans and further restructuring actions may occur, which may cause the Company to incur additional restructuring charges relating to this plan.

Upcoming Investor and Analyst Day

Sanmina-SCI will host an Investor and Analyst Day on Thursday, November 15, 2012 in New York, NY.  The event will begin at 9:00 a.m.  ET and conclude at approximately 1:00 p.m. ET.  Jure Sola, Chairman and Chief Executive Officer, along with members of the management team will provide a closer look into the Company’s business units and initiatives.

Financial analysts and institutional investors who are interested in attending the event should contact Paige Bombino at (408) 964-3610 or email paige.bombino@sanmina-sci.com.  For other interested parties, a webcast will be available on the company website at www.sanmina-sci.com, in the investor relations section.

(1)

Based on all available evidence, management has concluded that it is more-likely-than-not that the Company will realize a significant portion of its U.S. deferred tax assets, and has therefore partially released the valuation allowance against U.S. deferred tax assets.

(2)

In the commentary set forth above and/or in the financial statements included in this earnings release, we present the following non-GAAP financial measures:  operating income, operating margin, net income and diluted earnings per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), acquisition and integration costs (consisting of costs associated with the acquisition and integration of acquired businesses into our operations), impairment charges for goodwill and other assets, amortization expense and other infrequent or unusual items (including charges associated with distressed customers, litigation settlements, gains and losses on sales of assets and redemptions of debt and discrete tax events), to the extent material or which we consider to be of a non-operational nature in the applicable period.   See Schedule 1 below for more information regarding our use of non-GAAP financial measures, including the economic substance behind each exclusion, the manner in which management uses non-GAAP measures to conduct and evaluate the business, the material limitations associated with using such measures and the manner in which management compensates for such limitations. A reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release and is also available on the Investor Relations section of our website at www.sanmina-sci.com.  Sanmina-SCI provides first quarter fiscal 2013 outlook only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of acquisitions, restructuring, impairment and other unusual and infrequent items.

Company Conference Call Information

Sanmina-SCI will hold a conference call regarding results for the fourth quarter fiscal year 2012 on Wednesday, October 31, 2012 at 8:30 a.m. ET (5:30 a.m. PT). The access numbers are: domestic 877-273-6760 and international 706-634-6605.  The conference will also be broadcast live over the Internet.  You can log on to the live webcast at www.sanmina-sci.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com.  A replay of the conference call will be available for 48-hours.  The access numbers are: domestic 855-859-2056 and international 404-537-3406, access code is 53864373.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading integrated manufacturing solutions provider serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and semiconductor systems, medical, multimedia, enterprise computing and storage, automotive and clean technology sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the company is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

Certain statements contained in this press release, including the Company’s outlook for future revenue and non-GAAP earnings per share, constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including a deterioration in the markets for the Company’s customers’ products; inability of customers to pay for the Company’s products due to bankruptcy filings or otherwise, which could reduce the Company’s revenues, margins and net income; reduction or cancelation of customer orders that would reduce revenues, margins and net income;  the sufficiency of the Company’s cash position and other sources of liquidity to operate and expand its business; an increase in short-term interest rates that would increase the Company’s interest expense; component shortages, which could result in production delays or increases in manufacturing costs; competition negatively impacting the Company’s revenues and margins; the need to adopt future restructuring plans as a result of changes in the Company’s business, which would increase the Company’s costs and decrease its net income; and the other factors set forth in the Company’s annual and quarterly reports filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina-SCI Contact

Paige Bombino

Director, Investor Relations

408-964-3610

SANMF

Press Release Financials	SANMINA-SCI

2700 North First Street
San Jose, CA 95134
Tel: 408-964-3610

Sanmina - SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	September 29,	October 1,
	2012	2011
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$409,618	$640,288
Accounts receivable, net	1,001,543	1,014,121
Inventories	826,539	891,325
Prepaid expenses and other current assets	88,599	83,512
Total current assets	2,326,299	2,629,246

Property, plant and equipment, net	569,365	588,097
Other non-current assets	272,122	136,630
Total assets	$3,167,786	$3,353,973

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$937,737	$984,014
Accrued liabilities	104,741	109,478
Accrued payroll and related benefits	117,074	112,193
Short-term debt	59,995	60,200
Total current liabilities	1,219,547	1,265,885

Long-term liabilities:
Long-term debt	837,364	1,182,308
Other	147,094	135,263
Total long-term liabilities	984,458	1,317,571

Total stockholders’ equity	963,781	770,517
Total liabilities and stockholders’ equity	$3,167,786	$3,353,973

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(GAAP)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	Sept. 29,	Oct. 1,	Sept. 29,	Oct. 1,
	2012	2011	2012	2011
Net sales	$1,578,584	$1,696,702	$6,093,334	$6,602,411
Cost of sales	1,463,427	1,562,830	5,657,552	6,092,060
Gross profit	115,157	133,872	435,782	510,351
Operating expenses:
Selling, general and administrative	57,817	59,401	240,863	247,127
Research and development	6,256	5,925	21,899	20,802
Amortization of intangible assets	672	956	3,067	3,831
Restructuring and integration costs	17,899	13,724	31,371	29,609
Asset impairment	313	365	2,390	450
Gain on sales of long-lived assets	—	—	(1,298)	(3,465)
Total operating expenses	82,957	80,371	298,292	298,354
Operating income	32,200	53,501	137,490	211,997
Interest income	330	371	1,425	1,861
Interest expense	(13,383)	(21,341)	(71,744)	(99,114)
Other expense, net	(4,034)	(3,717)	(17,228)	(15,206)
Interest and other, net	(17,087)	(24,687)	(87,547)	(112,459)
Income before income taxes	15,113	28,814	49,943	99,538
Provision for (Benefit from) income taxes	(149,037)	10,726	(130,291)	30,621
Net income	$164,150	$18,088	$180,234	$68,917

Basic income per share	$2.01	$0.22	$2.22	$0.86
Diluted income per share	$1.96	$0.22	$2.16	$0.83

Weighted-average shares used in computing per share amounts:
Basic	81,578	80,713	81,284	80,345
Diluted	83,556	82,729	83,495	83,158

Sanmina - SCI Corporation

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	Sept. 29,	June 30,	Oct. 1,	Sept. 29,	Oct. 1,
	2012	2012	2011	2012	2011
GAAP Gross Profit	$115,157	$105,252	$133,872	$435,782	$510,351
GAAP gross margin	7.3%	6.8%	7.9%	7.2%	7.7%
Adjustments
Stock compensation expense (1)	1,908	706	905	4,504	4,730
Amortization of intangible assets	—	—	156	104	627
Distressed customer charges (recoveries) (2)	—	—	(2,332)	325	(3,091)
Non-GAAP Gross Profit	$117,065	$105,958	$132,601	$440,715	$512,617
Non-GAAP gross margin	7.4%	6.8%	7.8%	7.2%	7.8%

GAAP Operating Income	$32,200	$35,394	$53,501	$137,490	$211,997
GAAP operating margin	2.0%	2.3%	3.2%	2.3%	3.2%
Adjustments
Stock compensation expense (1)	4,879	4,527	4,002	17,999	17,983
Amortization of intangible assets	672	672	1,112	3,171	4,458
Distressed customer charges (recoveries) (2)	—	—	(2,332)	2,794	(3,091)
Restructuring, acquisition and integration costs	17,899	4,834	13,724	32,273	29,609
Gain on sales of long-lived assets	—	(1,298)	—	(1,298)	(3,485)
Asset impairment	313	—	365	2,390	450
Non-GAAP Operating Income	$55,963	$44,129	$70,372	$194,819	$257,921
Non-GAAP operating margin	3.5%	2.8%	4.1%	3.2%	3.9%

GAAP Net Income	$164,150	$8,948	$18,088	$180,234	$68,917

Adjustments:
Operating income adjustments (see above)	23,763	8,735	16,871	57,329	45,924
Loss on repurchase of debt (3)	6,240	4,236	—	16,937	16,098
Nonrecurring tax items	(156,114)	(16)	3,711	(149,231)	5,066
Non-GAAP Net Income	$38,039	$21,903	$38,670	$105,269	$136,005

GAAP Income Per Share:
Basic	$2.01	$0.11	$0.22	$2.22	$0.86
Diluted	$1.96	$0.11	$0.22	$2.16	$0.83

Non-GAAP Income Per Share:
Basic	$0.47	$0.27	$0.48	$1.30	$1.69
Diluted	$0.46	$0.26	$0.47	$1.26	$1.64

Weighted-average shares used in computing per share amounts:
Basic	81,578	81,519	80,713	81,284	80,345
Diluted	83,556	83,566	82,729	83,495	83,158

(1)        Stock compensation expense was as follows:

	Three Months Ended			Twelve Months Ended
	Sept. 29,	June 30,	Oct. 1,	Sept. 29,	Oct. 1,
	2012	2012	2011	2012	2011

Cost of sales	$1,908	$706	$905	$4,504	$4,730
Selling, general and administrative	2,921	3,793	3,072	13,363	13,070
Research and development	50	28	25	132	183
Stock compensation expense - total company	$4,879	$4,527	$4,002	$17,999	$17,983

(2)        Relates to inventory and bad debt reserves / recoveries associated with distressed customers.

(3)        Represents a loss, including write-off of unamortized debt issuance costs, on debt redeemed or repurchased prior to maturity.

Schedule I

The commentary above includes non-GAAP measures of operating income, operating margin, net income and earnings per share.  Management excludes from these measures stock-based compensation, restructuring, acquisition and integration expenses, impairment charges, amortization charges and other infrequent items, including distressed customer impacts, to the extent material or which we consider to be of a non-operational nature in the applicable period.

Management excludes these items principally because such charges are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of Company’s operations, both internally and externally, (2) guide management in assessing performance of the business, internally allocating resources and making decisions in furtherance of Company’s strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of the ongoing, core business. The material limitations to management’s approach include the fact that the charges and expenses excluded are nonetheless charges required to be recognized under GAAP. Management compensates for these limitations primarily by using GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results back to GAAP in its earnings releases.

Additional information regarding the economic substance of each exclusion, management’s use of the resultant non-GAAP measures, the material limitations of management’s approach and management’s methods for compensating for such limitations is provided below.

Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of stock options and unvested restricted stock units granted to employees, is excluded in order to permit more meaningful period-to-period comparisons of the Company’s results since the Company grants different amounts and value of stock options in each quarter. In addition, given the fact that competitors grant different amounts and types of equity award and may use different option valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company’s core results with those of its competitors.

Restructuring, Acquisition and Integration Expenses, which consist of severance, lease termination, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the acquisition and integration of acquired businesses, are excluded because such charges (1) can be driven by the timing of acquisitions which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company’s competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company’s competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Therefore, management also reviews GAAP results including these amounts.

Impairment Charges, which consist of non-cash charges, are excluded because such charges are non-recurring and do not reduce the Company’s liquidity. In addition, given the fact that the Company’s competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors.

Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company’s liquidity or availability under its credit facilities. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors because the Company’s competitors complete acquisitions at different times and for different amounts than the Company.

Other Items, which consist of other infrequent or unusual items (including charges associated with distressed  customers, litigation settlements, gains and losses on sales of assets and redemptions of debt and discrete tax events), to the extent material or non-operational in nature, are excluded because such items are typically non-recurring, difficult to predict or  not directly related to the Company’s ongoing core operations. However, items excluded by the Company may be different from those excluded by the Company’s competitors. In addition, these expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.